ZST DIGITAL NETWORKS, INC. ANNOUNCES
THIRD QUARTER 2010 RESULTS
•        Total revenue increased 34.6% year-over-year to $38.5 million
•        Net income increased 94.7% year-over-year to $6.4 million

ZHENGZHOU, CHINA — November 3, 2010 — ZST Digital Networks, Inc. (NASDAQ: ZSTN) (the “Company” or “ZST”), a major developer, manufacturer, and supplier of cable systems and commercial GPS products in China, today announced its financial results for the third quarter ended September 30, 2010.

Third Quarter 2010 Financial Highlights

•	Total revenue for the third quarter of 2010 was US$38.5 million, an increase of 34.6% compared to the third quarter of 2009.
•
Gross profit for the third quarter of 2010 was US$10.0 million, an increase of 108.6% compared to the third quarter of 2009.  Gross profit margin for the third quarter of 2010 was 26.0% compared to 16.8% for the third quarter of 2009.

•	Operating income for the third quarter of 2010 was US$8.8 million, an increase of 98.3% compared to the third quarter of 2009.
•	Net income for the third quarter of 2010 was US$6.4 million, an increase of 94.7% compared to the third quarter of 2009.
•	Net income margin for the third quarter of 2010 was 16.6% compared to 11.5% for the third quarter of 2009.

Recent Business Highlights

Mr. Bo Zhong, Chairman and Chief Executive Officer of ZST, commented, “I am pleased to report another quarter of strong top- and bottom-line growth exceeding our guidance, made possible by continued successful execution on all fronts.  We experienced continued sales growth from both our cable TV equipment segment, comprised of IPTV set-top box sales and cable TV networking equipment, and our line of commercial GPS tracking products and services.  Our IPTV set-top box sales were driven primarily by increased sales of our Standard Definition product, which we launched in the first quarter of 2010.  In short, we have successfully leveraged our leading position in the Cable TV equipment market to benefit from the ongoing government mandated integration of telecommunications networks, Cable TV networks and the internet, and we expect these positive trends to continue.”

“We were also pleased to see continued momentum behind our GPS tracking initiative, with revenue from both the sale of our commercial GPS tracking products and related services increasing over the previous quarter.  For the third quarter, our GPS tracking related business contributed approximately US$8 million, or 21% of total revenue, as compared to US$6 million, or 18% of total revenue, in the preceding quarter.  We believe there is growing demand in Henan Province for our vehicle tracking and fleet management systems utilizing GPS technologies.  As such, we remain confident that this segment will continue to grow at a healthy pace.  We believe we are well positioned to succeed as we move into the fourth quarter and look ahead to 2011.  We will continue to capitalize on the favorable trends in our end markets by executing our strategy to increase sales across our product and service lines, especially within the commercial GPS tracking  market, while further developing our brand and technology platform.”

John Chen, Chief Financial Officer of ZST, commented, “We continued to benefit from the positive underlying trends in our end markets, which contributed to our healthy results for the period.  Additionally, we experienced another quarter of margin expansion supported by the continuing evolution of our sales mix, namely the generation of a higher proportion of revenue from GPS tracking sales and services and Standard Definition IPTV set-top boxes, both of which carry higher margins than our legacy cable network equipment and High Definition set-top boxes. We ended the quarter with a strong balance sheet, with cash and cash equivalents increasing significantly over the previous quarter as a result of an influx of collections from products and services delivered earlier in the year, in line with our normal cash collection cycle. We continued to maintain a strict focus on cost controls, and we are pleased to see that our revenue growth well outpaced expense growth.  As a result, we enter the fourth quarter with on a healthy financial footing, positioning us well to continue executing our growth initiatives.”

Third Quarter 2010 Unaudited Financial Highlights

Revenue

Revenue for the third quarter 2010 was US$38.5 million, representing an increase of 34.6% from US$28.6 million in the third quarter 2009.  The increase in revenue for the quarter resulted from an increase in sales of vehicle tracking products utilizing our GPS tracking technologies and related services, in addition to an increase in sales of our Cable TV networking equipment. The Company did not have any vehicle tracking related revenue in the same period of last year as the GPS tracking related businesses were established in October 2009.

Gross Profit and Gross Profit Margin

Gross profit for the third quarter 2010 was US$10.0 million, representing a 108.6% year-over-year increase.  Gross profit margin for the third quarter 2010 was 26.0%, up from 16.8% in the third quarter 2009.  The year-over-year increase in gross margin was driven mainly by sales of vehicle tracking products utilizing our GPS tracking technologies and related services and Standard Definition set-top boxes, which carry high gross margin relative to the Company’s Cable TV network equipment and High-Definition IPTV set top boxes. The Company introduced its Standard Definition set-top boxes in the first quarter 2010, and GPS tracking related services in October 2009.

Operating Expenses

Total operating expenses for the third quarter of 2010 were US$1.2 million, representing an increase of 235.3% from US$350,616 in the third quarter of 2009. The year-over-year increase in operating expenses was a result of the overall growth in our revenue base.

Selling expense was US$187,295 for the third quarter of 2010, representing an increase of 102.6% from US$16,195 in the third quarter of 2009.  Selling expenses consist mainly of shipping costs, after-sale service, and salary of sales staff.  Selling expense in the third quarter of 2009 consisted mainly of salary expenses.

General and administrative expenses (G&A) for the third quarter of 2010 were US$949,832, up 322.3% from US$224,929 in the third quarter of 2009.  The increase in G&A expenses was mainly attributable to the Company’s expanded operations and revenue base and additional expenses incurred as a result of being a publicly reporting company in the United States.

Research and development expenses (R&D) for the third quarter of 2010 were US$38,467, compared to US$109,068 for the third quarter of 2009, a year-over-year decrease of 64.7%.  The decrease in R&D expenses was primarily due to the higher level of investment during the prior year period in preparation for the launch of our GPS products and services in the fourth quarter of 2009.

Income Tax

Income tax expense for the third quarter of 2010 was US$2.5 million, compared to US$1.1 million in the third quarter of 2009.  This increase was mainly due to the Company’s continued growth in pre-tax income primarily driven by the increase in sales revenue and increased gross margin.

Income from Operations and Net Income

Income from operations was US$8.8 million in the third quarter of 2010, an increase of 98.3% compared to operating income of US$4.5 million in the third quarter of 2009.

Net income for the third quarter of 2010 was US$6.4 million, a year-over-year increase of 94.7% from US$3.3 million in the third quarter of 2009.  Net margin was 16.6% for the third quarter of 2010, compared to 11.5% in the third quarter of 2009.

Diluted net income per share was US$0.55 in the third quarter of 2010, compared to US$0.39 for the third quarter of 2009.

Balance Sheet

Cash and cash equivalents totaled to US$34.2 million as of September 30, 2010, attributable to the closing of the recent public offering in October 2009 and cash generated by the Company’s operations.

As of September 30, 2010, total trade receivables were US$27.5 million, a decrease of 4.9% from US$28.9 million as of June 30, 2010, primarily due to improved collection efforts.

Fourth Quarter and Full Year 2010 Outlook – Based on the current estimates, the Company approximates that revenue for the fourth quarter of 2010 will range between US$35 million and US$41 million.  The Company also estimates that net income for the fourth quarter of 2010 will range between US$5.5 million and US$6.5 million.

For the full year 2010, the Company estimates that revenues will range between US$125 million and US$130 million, and net income will now range between US$20 million and US$21 million, up from the previously announced guidance of US$17 million to US$19 million. This represents the Company’s current and preliminary view, which is subject to change.

Conference Call

The Company’s management team will conduct a conference call on Wednesday, November 3, 2010 at 8:00 am (U.S. Pacific Time) / 11:00 am (U.S. Eastern Time) / 11:00 pm (HK / Beijing Time) to discuss its 2010 third quarter financial results and recent business activity. The conference call may be accessed by calling +1-866-519-4004 or +1-718-354-1231 (for callers in the U.S.), 800-819-0121 (for callers in China), 800-930-346 (for callers in Hong Kong), +0808-234-6646 (for callers in United Kingdom) or +65-6723-9381 (for other international callers) and entering pass code 21139462.  Please dial in approximately 10 minutes before the scheduled time of the call.

A recording of the conference call will be available through November 17, 2010, by calling +1-866-214-5335 (for callers in the U.S.) or +61-2-8235-5000 (for callers outside the U.S.) and entering pass code 21139462.

About ZST Digital Network, Inc.

ZST Digital Networks, Inc. (Nasdaq: ZSTN) is a China-based company, principally engaged in (1) supplying digital and optical network equipment and providing installation services to cable system operators in China and (2) providing GPS location and tracking services to local logistics and transportation companies in China.  The Company has developed a line of IPTV devices that are used to provide bundled cable television, Internet and telephone services to residential and commercial customers.  The Company has assisted in the installation and construction of over 400 local cable networks in more than 90 municipal districts, counties, townships, and enterprises. The Company has also launched a commercial line of vehicle tracking devices utilizing our GPS tracking technologies and support services for transport-related enterprises to track, monitor and optimize their businesses.  For more information about ZST Digital Networks, Inc., please visit http://www.shenyangkeji.com.

Statement Regarding Unaudited Financial Information

The unaudited financial information set forth above is preliminary and subject to adjustments.  Adjustments to the financial statements may be identified when audit work is performed for the year-end audit, which could result in significant differences from this preliminary unaudited financial information.

“Safe Harbor” Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including, but not limited to, our ability to maintain and increase revenues and sales of our products; our ability to develop and market new products; our strategic investments and acquisitions; compliance and changes in the laws of the People's Republic of China (the "PRC") that affect our operations; our ability to obtain all necessary government certifications and/or licenses to conduct our business; vulnerability of our business to general economic downturn, especially in the PRC; adverse capital and credit market conditions; our ability to meet liquidity needs; and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.  Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the factors discussed above and in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

Contacts:
Company Contact: ZST Digital Networks, Inc John Chen, Chief Financial Officer Email: jchen@shenyangkeji.com	Investor Relations (US): Taylor Rafferty, LLC Mahmoud Siddig Tel: +1-212-889-4350 Email: zstdigital@taylor-rafferty.com www.taylor-rafferty.com
Investor Relations (US): BPC Financial Marketing John Baldissera Tel: 800-368-1217	Investor Relations (HK): Taylor Rafferty, LLC Ruby Yim Tel: +852-3196-3712 Email: zstdigital@taylor-rafferty.com www.taylor-rafferty.com

FINANCIAL TABLES TO FOLLOW

ZST DIGITAL NETWORKS, INC.
CONSOLIDATED BALANCE SHEETS
(In US Dollars)

	December 31,	September 30,
	2009	2010
	(Restated)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,627,992	$34,206,283
Accounts receivable	24,885,497	27,531,519
Inventories	1,245,803	202,284
Other receivables	-	5,718
Advance to suppliers	7,399,141	-
Prepaid expenses	1,064,499	979,614

Total current assets	48,222,932	62,925,418

Property, machinery, equipment and software, net	875,806	2,421,257
Intangible asset	171,122	175,124
Prepaid expenses – long term	858,609	87,841
Total assets	$50,128,469	$65,609,640

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$700,940	$2,650
Advance from customers	376,586	1,614,153
Accruals and other payables	295,410	103,007
Accrued payroll and related expense	66,370	84,364
VAT payable	198,828	470,325
Franchise tax payable	162,100	-
Income tax payable	547,917	886,594
Total current liabilities	2,348,151	3,161,093

Equity：
Common stock $0.0001 par value, 100,000,000 shares authorized, 11,650,442 and 11,650,442 shares issued and outstanding	1,165	1,165
Additional paid-in capital	30,677,932	30,677,932
Appropriated earnings	3,328,345	3,328,345
Retained earnings	13,752,791	27,336,095
Translation adjustment	20,085	1,105,010
Total equity	47,780,318	62,448,547
Total liabilities and equity	$50,128,469	$65,609,640

ZST DIGITAL NETWORKS, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2010
(In US Dollars)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2009	2010	2009	2010
	( Unaudited)	(Unaudited)	( Unaudited)	(Unaudited)

Revenues:
Sales of products	$70,067,184	$84,418,095	$28,627,644	$36,424,171
Sales of services	-	4,195,309	-	2,094,812
Total revenue	70,067,184	88,613,404	28,627,644	38,518,983

Cost of sales:
Cost of products sold	58,773,620	66,050,337	23,823,013	28,468,428
Cost of service	-	118,796	-	27,156
Cost of sales	58,773,620	66,169,133	23,823,013	28,495,584

Gross profit	11,293,564	22,444,271	4,804,631	10,023,399

Selling expense	85,862	563,474	16,619	187,195
Research and development expenses	109,068	369,358	109,068	38,467
General and administrative expenses	702,167	2,515,597	224,929	949,832
Merger cost	566,654	-	-	-

Income from operations	9,829,813	18,981,095	4,454,015	8,833,158

Interest income (expense), net	(128,291)	52,295	(55,777)	20,073
Other income (expense)	(7,682)	34,858	(2)	32,457

Income before income taxes	9,693,840	19,082,995	4,398,236	8,900,435

Income tax provision	2,593,724	5,499,691	1,106,409	2,490,898

Net income	$7,100,116	$13,583,304	$3,291,827	$6,409,537

Weighted average common shares outstanding – basic	8,089,414	11,650,442	8,354,826	11,650,442

Earnings per share – basic	0.88	1.17	0.39	0.55

Weighted average common shares outstanding – diluted	7,100,116	11,650,442	8,527,444	11,650,442

Earnings per shares – diluted	0.47	1.17	0.39	0.55

Comprehensive income:
Net income	7,100,116	13,583,304	3,291,827	6,409,537
Translation adjustment	(551,056)	1,084,925	87,602	785,503

Comprehensive income	$6,549,060	$14,668,229	$3,379,429	$7,195,040

ZST DIGITAL NETWORKS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Increase (Decrease) in Cash and Cash Equivalents
(In US Dollars)
	Nine Months Ended September 30,
	2009	2010
	(Unaudited)	(Unaudited)

Cash flows from operating activities:
Net income	$7,100,116	$13,583,304
Adjustments to reconcile net income to net cash provided by (used in) operating activities:	-	-
Depreciation and amortization	59,891	227,317
Imputed interest	31,413	-
Changes in operating assets and liabilities:	-	-
Accounts receivable	(13,312,163)	(2,604,359)
Inventory	(719,414)	1,022,278
Advance to suppliers	(418,140)	7,249,152
Prepayments and other assets	(49,577)	830,152
Accounts payable	6,871,307	(712,445)
Accruals and other payable	(123,746)	(61,217)
Advance from customers	-	1,261,952
Taxes payable	434,388	345,157
Net cash provided by(used in) operating activities	(125,921)	21,141,291

Cash flows from investing activities:
Additions to fixed assets	(755,458)	(1,765,006)
Additions to intangible assets	(214,234)	28,965
Net cash used in investing activities	(969,692)	(1,736,041)

Cash flows from financing activities:
Repayments for short term bank loans	(2,476,720)	-
Net proceeds from sale of preferred stock	3,533,955	-
Net cash received from financing activities	1,057,235	-

Effect of changes in foreign exchange rates	297,882	1,173,041

Net increase in cash and cash equivalents	259,504	20,578,291

Cash and cash equivalents, beginning of the year	1,134,954	13,627,992

Cash and cash equivalents, end of the period	$1,394,458	$34,206,283

Supplemental disclosures of cash flow information:
Cash paid for interest	$184,784	$-
Cash paid for income taxes	2,249,228	5,247,337

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